Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Bob Evans Farms, Inc. and Affiliates 401k Retirement Plan of our reports dated June 19, 2015, with respect to the consolidated financial statements of Bob Evans Farms, Inc., and the effectiveness of internal control over financial reporting of Bob Evans Farms, Inc., included in its Annual Report (Form 10-K) for the year ended April 24, 2015, and dated June 30, 2014, with respect to the financial statements and schedule of the Bob Evans Farms, Inc. and Affiliates 401k Retirement Plan included in the Plan’s Annual Report (Form 11-K), for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/Ernst & Young

Columbus, Ohio

June 19, 2015